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                                IMAX CORPORATION
                                  EXHIBIT 10.15
                               AMENDING AGREEMENT

This Amendment to Employment Agreement dated and effective as of April 4, 2001 (the "Amending Agreement") is made between:

IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the "Company"),

And

ROBERT D. LISTER (the "Executive")

WHEREAS, the Company wishes to enter into this Amending Agreement to amend and extend the Employment Agreement dated as of May 17, 1999, between Imax Ltd, the Company and Executive (the "Agreement"), whereunder the Executive provides services to the Company, and the Executive wishes to so continue such engagement, as hereinafter set forth;

AND WHEREAS, on January 1, 2001 Imax Ltd. assigned all of its rights and obligations pursuant to the Agreement to the Company, and the Executive has consented to such assignment;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 1.1 of the Agreement shall be amended by the addition of the following language:

"Effective April 2, 2001 the Executive shall serve as the Executive Vice President, Legal Affairs, General Counsel and Corporate Secretary."

2. Section 1.3 of the Agreement shall be deleted and replaced with the following:

"Section 1.3      Term of Employment. The Employee's employment under this
Agreement commenced on the 17th day of May, 1999 (the "Commencement Date") and shall terminate on the earlier of (i) December 31, 2003, or (ii) the termination of the Employee's employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on December 31, 2003 or such later date to which the term of the Employee's employment under this Agreement shall have been extended is hereinafter referred to as the "Employment Term."

3. Section 2.1 of the Agreement shall be deleted and replaced with the following:

"Section 2.1      Base Salary. Effective May 17, 2001, the Executive's Base
Salary shall be US$ 240,000. The co-CEO's (or their successor(s)) and the Executive shall revisit the Executive's Base Salary on January 1, 2002 and January 1, 2003."

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4.       Section 4.1.1 of the Agreement shall be amended by deleting the first and second paragraphs and replacing as follows:

Section 4.1.1     General. Subject to the provisions of Sections
4.1.2, 4.1.3 and 6, if prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company Without Cause, the Company shall pay the Termination Payment then due to be paid within 30 days of the date of termination and shall continue to pay the Executive the Base Salary, automobile allowance and Executive's target bonus (the "Target Bonus") (on a prorated basis) pursuant to the terms of the management bonus plan referred to in Section 2.2, for the remainder of the Employment Term (such period being referred to hereinafter as the "Severance Period"), either at such intervals as the same would have been paid had the Executive remained in the active service of the Company including the applicable portion of the Target Bonus, or, at the option of the Company, by immediate payment to the Employee of the remaining Base Salary, automobile allowance and Target Bonus which would be payable during the Severance Period; provided however that the Severance Period shall be a minimum of twelve (12) months in duration. Upon such termination, the Executive shall also be entitled to continue to receive his employment benefits at the Company's expense (to the extent paid for by the Company as at the date of termination) and subject to the consent of the applicable insurers. The Executive agrees that the Company may deduct from any payment of Base Salary to be made during the Severance Period the benefit plan contributions which are to be made by the Executive during the Severance Period in accordance with the terms of all benefit plans for the minimum period prescribed by law. The Executive shall have no further right to receive any other compensation after such termination except as are necessary under the terms of the Executive benefit plans or programs of the Company or as required by applicable law. Payment of Base Salary, automobile allowance and Target Bonus and the continuation of the aforementioned Executive benefits during the Severance Period as outlined above shall be deemed to include all termination and severance pay to which the Executive is entitled pursuant to applicable statute law and common law. The date of termination of employment Without Cause shall be the date specified in a written notice of termination to the Executive and does not include the Severance Period.

Except as amended herein, all other terms of the Agreement and Amending Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Amending Agreement on this 4th day of April, 2001.

                                        IMAX CORPORATION

                                        By: "Richard L. Gelfond"
                                            -----------------------------------
                                            Name: Richard L. Gelfond
                                            Title: Co-Chairman
                                                   & Co- Chief Executive Officer

SIGNED, SEALED AND DELIVERED            EXECUTIVE:
in the presence of:

"Yasmin Best"                               "Robert D. Lister"
----------------------------                -----------------------------------
Witness                                     Robert D. Lister